Letterhead of Scott & Stringfellow, Inc.



                                  May 31, 1996


Alexander M. Donaldson
Moore & Van Allen
One Hannover Square, Suite 1700
Fayetteville Street Mall
Raleigh, North Carolina 27601


                          CONSENT OF INVESTMENT BANKERS

Gentlemen:

       We consent to the use, quotation and summarization in the Registration Statement on Form S-4 of our fairness opinion dated May 31, 1996, rendered to the Board of Directors of First Community Bank in connection with the merger of First Community Bank and Centura Banks, Inc. and to the use of our name, and the statements with respect to us, appearing in the Registration Statement.

                                   Sincerely,

                                   SCOTT & STRINGFELLOW, INC.


                                   /s/ Gary S. Penrose
                                   Gary S. Penrose
                                   Managing Director
                                   Financial Institutions Group